UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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CONSECO, INC.

(Name of Registrant as Specified In Its Charter)
Conseco, Inc.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Conseco, Inc.
11825 North Pennsylvania Street
Carmel, Indiana 46032

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 21, 2008

Notice Is Hereby Given That the Annual Meeting of Shareholders of Conseco, Inc. (the “Company”), will be held at the Conseco Conference Center, 11825 North Pennsylvania Street, Carmel, Indiana, at 8:00 a.m., Eastern Daylight Time, on May 21, 2008, for the following purposes:

1.	To elect ten directors, each for a one-year term ending in 2009;

2.	To approve an amendment to the Company’s Amended and Restated Certificate of Incorporation to eliminate the plurality voting standard in uncontested director elections;

3.	To approve an amendment to the Company’s Amended and Restated Certificate of Incorporation to declassify the board of directors;

4.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2008; and

5.	To consider such other matters, if any, as may properly come before the meeting.

Holders of record of outstanding shares of the common stock of the Company as of the close of business on April 14, 2008, are entitled to notice of and to vote at the meeting. Holders of common stock have one vote for each share held of record.

Whether or not you plan to be present at the meeting, please complete, sign and return the enclosed form of proxy. No postage is required to return the form of proxy in the enclosed envelope. The proxies of shareholders who attend the meeting in person may be withdrawn, and such shareholders may vote personally at the meeting.

By Order of the Board of Directors

Karl W. Kindig, Assistant Secretary

April   , 2008
Carmel, Indiana

Page

Securities Ownership	3
Proposal 1 — Election of Directors	5
Board Nominees	5
Otter Creek Nominee	7
Board Committees	8
Director Compensation	9
Board Meetings and Attendance	10
Director Independence	10
Approval of Related Party Transactions	11
Code of Ethics	11
Corporate Governance Guidelines	11
Communications with Directors	11
Compensation Committee Interlocks and Insider Participation	12
Copies of Corporate Documents	12
Executive Compensation	13
Compensation Discussion and Analysis	13
Report of the Human Resources and Compensation Committee	23
Summary Compensation Table for 2007	24
Employment Agreements	25
Grants of Plan-Based Awards in 2007	26
Outstanding Equity Awards at 2007 Fiscal Year-End	27
Option Exercises and Stock Vested in 2007	28
Pension Benefits in 2007	29
Non-qualified Deferred Compensation in 2007	29
Potential Payments Upon Termination or Change in Control	30
Proposal 2 — Proposed Amendment of Amended and Restated Certificate of Incorporation to Eliminate the Plurality Standard in Uncontested Director Elections	30
Proposal 3 — Approval of Amendment of Amended and Restated Certificate of Incorporate to Declassify the Board of Directors	31
Proposal 4 — Ratification of the Appointment of Our Independent Registered Public Accounting Firm	33
Fees Paid to PricewaterhouseCoopers LLP	33
Pre-Approval Policy	33
Report of the Audit and Enterprise Risk Committee	34
Section 16(a) Beneficial Ownership Reporting Compliance	35
Shareholder Proposals for 2009 Annual Meeting	35
Annual Report	35
Other Matters	36

Conseco, Inc.
11825 North Pennsylvania Street
Carmel, Indiana 46032

PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Conseco, Inc. (“Conseco” or the “Company”) for the Annual Meeting of Shareholders (the “Annual Meeting”) to be held at the Conseco Conference Center, 11825 North Pennsylvania Street, Carmel, Indiana on May 21, 2008, at 8:00 a.m., Eastern Daylight Time. It is expected that this Proxy Statement and proxy will be mailed to the shareholders on or about April 21, 2008. The enclosed proxy is solicited by our Board of Directors. Proxies are being solicited principally by mail. Directors, officers and regular employees of Conseco may also solicit proxies in person, through the mail or by telecommunications. All expenses relating to the preparation and mailing to the shareholders of the Notice, this Proxy Statement and form of proxy are to be paid by Conseco.

If the enclosed form of proxy is properly executed and returned in time for the meeting, the named proxy holders will vote the shares represented by the proxy in accordance with the instructions marked on the proxy. Proxies returned unmarked will be voted for each of the board’s nominees for director (Proposal 1), for each of the amendments to the Company’s Certificate of Incorporation (Proposals 2 and 3) and for the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2008 (Proposal 4). A shareholder may revoke a proxy at any time before it is exercised by mailing or delivering to Conseco a written notice of revocation or a later-dated proxy, or by attending the meeting and voting in person.

Only holders of record of shares of Conseco’s common stock as of the close of business on April 14, 2008, will be entitled to vote at the meeting. On such record date, Conseco had           shares of common stock outstanding and entitled to vote. Each share of common stock will be entitled to one vote with respect to each matter submitted to a vote at the meeting. The presence in person or by proxy of the holders of a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting is necessary to constitute a quorum.

If you hold your shares in street name (that is, if you hold your shares through a broker, bank or other holder of record), you may be able to vote by telephone or via the Internet. Please refer to the information on the voting instruction form forwarded to you by your bank, broker or other holder of record to see which voting options are available to you.

You may receive proxy solicitation materials from Otter Creek Partners I, L.P. (“Otter Creek”) in connection with its nomination of R. Keith Long to be a director of Conseco. The Board of Directors recommends that you not sign or return the proxy card that may be sent to you by Otter Creek.

If you want to vote in person at the Annual Meeting and you hold your shares in street name, you must obtain a legal proxy from your bank, broker or other holder of record authorizing you to vote. You must then bring the legal proxy to the Annual Meeting.

The election of directors (Proposal 1) will be determined by the plurality of the votes cast by the holders of shares represented (in person or by proxy) and entitled to vote at the Annual Meeting provided a quorum is present. Consequently, the 10 nominees who receive the greatest number of votes cast will be elected as directors of the Company. The vote required to approve the amendments to the Certificate of Incorporation

(Proposals 2 and 3) is the affirmative vote of the holders of a majority of the shares represented and entitled to vote at the Annual Meeting. The vote required to approve the ratification of the appointment of our independent registered public accounting firm (Proposal 4) is the affirmative vote of the holders of a majority of the shares represented and entitled to vote at the Annual Meeting. Shares present which are properly withheld as to voting, and shares present with respect to which a broker indicates that it does not have authority to vote (“broker non-votes”), will not be counted for any purpose other than determining the presence of a quorum at the Annual Meeting. Abstentions from voting will have the same legal effect as voting against Proposal 2, Proposal 3 and Proposal 4.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 21, 2008

Under new Securities and Exchange Commission rules, you are receiving this notice that the proxy materials for the Annual Meeting are available on the Internet. The proxy statement and the annual report to shareholders are available at investor.conseco.com.

SECURITIES OWNERSHIP

The following table sets forth certain information concerning the beneficial ownership of our common stock as of April 14, 2008 (except as otherwise noted) by each person known to us who beneficially owns more than 5% of the outstanding shares of our common stock, each of our directors, each of our current executive officers that are named in the Summary Compensation Table on page 24 and all of our current directors and executive officers as a group.

		Shares Beneficially Owned
Title of Class	Name of Beneficial Owner	Number	Percentage

Common stock	Columbia Wanger Asset Management, L.P.(1)	18,690,500	10.0%
Common stock	Steel Partners II, L.P.(2)	17,380,141	9.4
Common stock	Hotchkis and Wiley Capital Management, LLC(3)	15,740,800	8.4
Common stock	Lord, Abbett & Co., LLC(4)	14,746,768	7.9
Common stock	SuttonBrook Capital Management, LLC(5)	14,227,106	7.6
Common stock	Franklin Mutual Advisers LLC(6)	11,429,739	6.1
Common stock	Brandes Investment Partners, L.P.(7)	10,661,744	5.7
Common stock	R. Glenn Hilliard(8)	1,454,357	*
Common stock	Donna A. James	4,557	*
Common stock	Debra J. Perry(9)	34,131	*
Common stock	C. James Prieur(10)	305,000	*
Common stock	Philip R. Roberts(9)	37,657	*
Common stock	Neal C. Schneider(9)	35,157	*
Common stock	Michael S. Shannon(9)	120,616	*
Common stock	Michael T. Tokarz(9)	32,657	*
Common stock	John G. Turner(9)	40,657	*
Common stock	Doreen A. Wright	6,057	*
Common stock	Edward J. Bonach	51,000	*
Common stock	Eric R. Johnson(11)	198,237	*
Common stock	Scott R. Perry(15)	75,830	*
Common stock	All directors and executive officers as a group (20 persons)(13)	2,725,370	1.5

*	Less than 1%.

(1)	Based solely on the Amendment No. 2 to Schedule 13G filed with the SEC on February 14, 2008 by Columbia Wanger Asset Management, L.P. The Amendment No. 2 to Schedule 13G reports sole power to vote or direct the vote of 18,322,500 shares and sole power to dispose or direct the disposition of 18,690,500 shares. The business address for Columbia Wanger Asset Management, L.P. is 227 West Monroe Street, Suite 3000, Chicago, IL 60606.

(2)	Based solely on the Amendment No. 3 to Schedule 13D filed with the SEC on March 25, 2008 by Steel Partners II, L.P. The business address for Steel Partners II, L.P. is 590 Madison Avenue, 32nd Floor, New York, NY 10022.

(3)	Based solely on the Amendment No. 2 to Schedule 13G filed with the SEC on February 13, 2008 by Hotchkis and Wiley Capital Management, LLC. The Amendment No. 2 to Schedule 13G reports sole power to vote or direct the vote of 11,593,600 shares and sole power to dispose or to direct the disposition of 15,740,800 shares. The business address for Hotchkis and Wiley Capital Management, LLC is 725 S. Figueroa Street, 39th Floor, Los Angeles, CA 90017.

(4)	Based solely on the Amendment No. 3 to Schedule 13G filed with the SEC on February 14, 2008 by Lord Abbett & Co., LLC. The Amendment No. 3 to Schedule 13G reports sole power to vote or direct the vote of 14,235,268 shares and sole power to dispose or direct the disposition of 14,746,768 shares. The business address for Lord Abbett & Co., LLC is 90 Hudson Street, Jersey City, NJ 07302.

(5)	Based solely on the Amendment No. 1 to Schedule 13G filed with the SEC on February 14, 2008, by SuttonBrook Capital Management LLC. The business address for SuttonBrook Capital Management, LLC is 598 Madison Avenue, 6th Floor, New York, NY 10022.

(6)	Based solely on the Amendment No. 1 to Schedule 13G filed with the SEC on January 14, 2008 by Franklin Mutual Advisers, LLC. The business address for Franklin Mutual Advisers, LLC is 101 John F. Kennedy Parkway, Short Hills, NJ 07078.

(7)	Based solely on the Schedule 13G filed with the SEC on February 14, 2008 by Brandes Investment Partners, L.P. The Schedule 13G reports sole power to vote or direct the vote of 7,595,762 shares and the sole power to dispose or direct the disposition of 10,661,744 shares. The business address of Brandes Investment Partners, L.P. is 11988 El Camino Real, Suite 500, San Diego, CA 92130.

(8)	Includes 98,119 shares held by a family charitable foundation, of which Mr. Hilliard is a trustee. He disclaims beneficial ownership of such shares. Also includes options, exercisable currently or within 60 days of April 14, 2008, to purchase 755,000 shares of common stock.

(9)	Includes options, exercisable currently or within 60 days of April 14, 2008, to purchase 15,400 shares of common stock.

(10)	Includes options, exercisable currently or within 60 days of April 14, 2008, to purchase 75,000 shares of common stock.

(11)	Includes options, exercisable currently or within 60 days of April 14, 2008, to purchase 150,000 shares of common stock.

(12)	Includes options, exercisable currently or within 60 days of April 14, 2008, to purchase 29,250 shares of common stock.

(13)	Includes options, exercisable currently or within 60 days of April 14, 2008, to purchase an aggregate of 1,343,975 shares of common stock held by directors and executive officers.

PROPOSAL 1

ELECTION OF DIRECTORS

Our board of directors is currently comprised of 10 members, divided into two classes as follows: Messrs. Prieur, Roberts and Tokarz and Ms. Perry and Ms. James are Class I Directors, and Messrs. Hilliard, Schneider, Shannon and Turner and Ms. Wright are Class II Directors. The terms of office of the current Class I Directors and the current Class II Directors expire at our 2008 annual meeting of shareholders. Other than the term of office of the initial Class II Directors (which was two years from 2003 until 2005), the term of office of each class of directors will expire at the next succeeding annual meeting of shareholders. Accordingly, all directors are now elected annually for one-year terms. All directors will serve until their successors are duly elected and qualified.

Board Nominees

Unless authority is specifically withheld, the shares of common stock represented by the enclosed form of proxy will be voted in favor of all board nominees identified below. Should any of the nominees become unable to accept election, the persons named in the proxy will exercise their voting power in favor of such person or persons as the board of directors of Conseco may recommend. All of the nominees have consented to being named in this Proxy Statement and to serve if elected. The board of directors knows of no reason why any of its nominees would be unable to accept election.

Set forth below is information regarding each person nominated by the board of directors for election as a Class I or Class II Director.

Nominees for Election as Class I Directors:

Donna A. James, 50, has been a director of Conseco since May 2007. Since 2006 Ms. James has been President and managing director of Lardon & Associates, a business and executive advisory services firm. Before retiring in 2006, Ms. James worked in various capacities with Nationwide Mutual Insurance Company and its public company subsidiary, Nationwide Financial Services, Inc., beginning in 1981, including President, Nationwide Strategic Investments (2003-2006), Executive Vice President and Chief administrative Officer (2000-2003) and Senior Vice President and Chief Human Resources Officer (1998-2000). She is also a director of Coca-Cola Enterprises, Inc. and Limited Brands, Inc.

Debra J. Perry, 56, has served as a director of Conseco since June 2004. Since 2008 Ms. Perry has been the managing member of Perry Consulting LLC. From 1992-2004, she was a senior executive at Moody’s Investors Service and Moody’s Corporation. During her career there, she served as Chief Administrative Officer and Chief Credit Officer, and had responsibility for several ratings groups, including Americas Corporate Finance, Leverage Finance, Public Finance, and Finance, Securities and Insurance. Until recently, Ms. Perry served on the board of MBIA Inc., the largest financial guaranty insurance company. At the request of the MBIA board, she became a consultant to its Credit Risk Committee to refine and implement the company’s risk strategy as part of a five-year transformation plan. Ms. Perry is also a director of Korn/Ferry International.

C. James Prieur, 56, has been chief executive officer and a director since September 2006. Before joining Conseco, Mr. Prieur had been with Sun Life Financial since 1979. He began his career in private placements, then equity and fixed income portfolio management, rising to vice president of investments for Canada in 1988, and then vice president of investments for the U.S. in 1992. In 1997 he was named senior vice president and general manager for all U.S. operations, and became corporate president and chief operating officer in 1999.

Philip R. Roberts, 66, joined our board of directors in September 2003. Mr. Roberts is retired. From 2000 until 2007, Mr. Roberts was principal of Roberts Ventures L.L.C., consultant for merger and acquisition and product development for investment management firms. From 1996 until 2000, Mr. Roberts served as chief investment officer of trust business for Mellon Financial Corporation and headed its institutional asset management businesses from 1990 to 1996.

Michael T. Tokarz, 58, joined our board of directors in September 2003. Mr. Tokarz is the chairman of MVC Capital, Inc. (a registered investment company). In addition, he has been a managing member of the Tokarz Group, LLC (venture capital investments) since 2002. He was a general partner with Kohlberg Kravis Roberts & Co. from 1985 until he retired in 2002. Mr. Tokarz is chairman of Walter Industries, Inc. and is also a director of Idex Corp. and Dakota Growers Pasta Companies, Inc.

Nominees for Election as Class II Directors:

R. Glenn Hilliard, 65, has served as chairman of our board of directors since September 2003. During the period from August 2004 until September 2005, he served as executive chairman and at all other times since September 2003 he has served as non-executive Chairman. Mr. Hilliard has been chairman and chief executive officer of Hilliard Group, LLC, an investment and consulting firm, since 2003. From 1999 until his retirement in 2003, Mr. Hilliard served as chairman, chief executive officer and a member of the executive committee for ING Americas. From 1994 to 1999 he was chairman and CEO of ING North America. Mr. Hilliard is a Trustee of Columbia Funds Series Trust, Columbia Funds Master Investment Trust, Columbia Funds Variable Insurance Trust I (formerly Nations Separate Account Trust) and Banc of America Funds Trust.

Neal C. Schneider, 63, joined our board of directors in September 2003. Between 2002 and 2003, Mr. Schneider was a partner of Smart and Associates, LLP, a business advisory and accounting firm. Between 2000 and 2002, he was an independent consultant. Until his retirement in 2000, Mr. Schneider spent 34 years with Arthur Andersen & Co., including service as partner in charge of the Worldwide Insurance Industry Practice and the North American Financial Service Practice. Mr. Schneider has been chairman of the board of PMA Capital Corporation since 2003.

Michael S. Shannon, 49, joined our board of directors in September 2003. Mr. Shannon founded KSL Capital Partners in 2004 and founded its predecessor KSL Recreation Corporation in 1992, serving as its president and chief executive officer. He founded and became chief executive officer of KSL Resorts (manager of golf courses and destination resorts in the U.S.) in 2004 following the sale of KSL Recreation Corporation. Before joining our board, Mr. Shannon was lead director of ING Americas. Mr. Shannon currently serves as a director of ING Direct, the Vail Valley Foundation, the United States Ski and Snowboard Association and Eisenhower Memorial Hospital.

John G. Turner, 68, joined our board of directors in September 2003. Mr. Turner has been chairman of Hillcrest Capital Partners, a private equity investment firm since 2002. Mr. Turner served as chairman and CEO of ReliaStar Financial Corp. from 1991 until it was acquired by ING in 2000. After the acquisition he became vice chairman and a member of the executive committee for ING Americas until his retirement in 2002. Mr. Turner is a director of Hormel Foods Corporation and ING Funds.

Doreen A. Wright, 51, joined our board of directors in May 2007. Ms. Wright has been Senior Vice President and Chief Information Officer of Campbell Soup Company since 2001. Prior to joining Campbell Soup Company, she was Executive Vice President and Chief Information Officer at Nabisco, Inc. from 1999-2001. From 1995 through 1998, Ms. Wright was Senior Vice President, Operations and Systems for Prudential Insurance Company’s Prudential Investment Group. From 1984 until 1994, she held various leadership positions at Bankers Trust Company as a Managing Director and Senior Vice President of numerous large-scale institutional customer service and technology groups. Ms. Wright serves on the board of directors of The Riverside Symphonia, is a trustee of the Campbell Soup Foundation and previously served on the board of directors of The Yankee Candle Company.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION TO THE BOARD OF EACH OF THE COMPANY’S DIRECTOR NOMINEES LISTED ABOVE

Otter Creek Nominee

On March 21, 2008, Conseco received notice from Otter Creek Partners I, L.P., by its General Partner, Otter Creek Management, Inc. of its nomination of R. Keith Long to stand for election to the Conseco Board of Directors. If you receive proxy solicitation materials from Otter Creek, the Board of Directors unanimously recommends that you NOT return the proxy card or otherwise vote for Mr. Long. If you have returned a proxy card to Otter Creek, you can revoke it by properly executing and returning the Company’s proxy card, or, if you hold your shares in street name, then by following the voting instruction form that was forwarded to you.

Board Committees

Audit and Enterprise Risk Committee. The Audit and Enterprise Risk Committee’s functions, among others, are to recommend the appointment of independent accountants; review the arrangements for and scope of the audit by the independent accountants; review the independence of the independent accountants; consider the adequacy of the system of internal accounting controls and review any proposed corrective actions; review and monitor the Company’s compliance with legal and regulatory requirements; and discuss with management and the independent accountants our draft annual and quarterly financial statements and key accounting and/or reporting matters. The Audit and Enterprise Risk Committee currently consists of Messrs. Schneider, Roberts and Turner and Ms. Wright, with Mr. Schneider serving as chairman of the committee and as “audit committee financial expert,” as defined under Securities and Exchange Commission rules promulgated under the Sarbanes-Oxley Act. All current members of the Audit and Enterprise Risk Committee are “independent” within the meaning of the regulations adopted by the Securities and Exchange Commission and the listing requirements adopted by the New York Stock Exchange regarding audit committee membership. The current members also satisfy the financial literacy qualifications of the New York Stock Exchange listing standards. The committee met on 11 occasions in 2007. A copy of the Audit and Enterprise Risk Committee’s charter is available on our website at www.conseco.com.

Governance and Strategy Committee. The Governance and Strategy Committee is responsible for, among other things, establishing criteria for board membership; considering, recommending and recruiting candidates to fill new positions on the board; reviewing candidates recommended by shareholders; and considering questions of possible conflicts of interest involving board members, executive officers and key employees. It is also responsible for developing principles of corporate governance and recommending them to the board for its approval and adoption, and reviewing periodically these principles of corporate governance to insure that they remain relevant and are being complied with. The Governance and Strategy Committee currently consists of Messrs. Tokarz and Shannon and Ms. Perry, with Mr. Tokarz serving as chairman of the committee. All current members of the Governance and Strategy Committee are “independent” within the meaning of the listing requirements adopted by the New York Stock Exchange regarding nominating committee membership. The committee held five meetings during 2007. A copy of the Governance and Strategy Committee’s charter is available on our website at www.conseco.com. The Governance and Strategy Committee does not have a written policy regarding shareholder nominations for director candidates. The Governance and Strategy Committee will, however, consider candidates for director nominees put forward by shareholders. See “Shareholder Proposals for 2009 Annual Meeting” for a description of the advance notice procedures for shareholder nominations for directors.

Human Resources and Compensation Committee. The Human Resources and Compensation Committee is responsible for, among other things, approving overall compensation policy; recommending to the board the compensation of the chief executive officer and other senior officers; and reviewing and administering our incentive compensation and equity award plans. The Human Resources and Compensation Committee currently consists of Ms. Perry, Ms. James and Messrs. Tokarz and Shannon, with Ms. Perry serving as committee chair. All current members of the Human Resources and Compensation Committee are “independent” within the meaning of the listing requirements adopted by the New York Stock Exchange regarding compensation committee membership. The committee met on nine occasions in 2007. A copy of the Human Resources and Compensation Committee’s charter is available on our website at www.conseco.com.

Investment Committee. The Investment Committee is responsible for, among other things, reviewing investment policies, strategies and programs; reviewing the procedures which Conseco utilizes in determining that funds are invested in accordance with policies and limits approved by it; and reviewing the quality and performance of our investment portfolios and the alignment of asset duration to liabilities. The Investment Committee currently consists of Messrs. Prieur, Schneider, Roberts and Turner, with Mr. Roberts serving as chairman of the committee. The committee met on three occasions in 2007. A copy of the Investment Committee’s charter is available on our website at www.conseco.com.

Executive Committee. Subject to the requirements of applicable law, including our certificate of incorporation and bylaws, the Executive Committee is responsible for exercising, as necessary, the authority of the board of directors in the management of our business affairs during intervals between board meetings. The Executive Committee currently consists of Messrs. Hilliard, Prieur and Turner, with Mr. Turner serving as chairman of the committee. A copy of the Executive Committee’s charter is available on our website at www.conseco.com.

Director Compensation

Our non-employee directors currently receive an annual cash retainer of $70,000. The chairs of the Audit and Enterprise Risk Committee and the Human Resources and Compensation Committee each currently receive an additional annual cash fee of $30,000, and directors who chair one of our other board committees receive an additional annual cash fee of $20,000. Each member of the Audit and Enterprise Risk Committee (including the chairman) receives an additional annual cash retainer of $15,000. Cash fees are paid quarterly in advance. Our non-employee directors have also been entitled to receive $70,000 in annual equity awards. The amount of fees paid to our non-employee directors has not changed since it was first set in September 2003, except for a $10,000 increase implemented in 2007 in the additional fee paid to the chair of the Human Resources and Compensation Committee. In addition, the directors, other than our chairman, who joined the Board upon our emergence from bankruptcy in 2003 or within one year thereafter (Messrs. Roberts, Schneider, Shannon, Tokarz and Turner and Ms. Perry) were awarded a one-time equity grant for joining the Board, consisting of 2,000 shares of restricted common stock and an option to purchase 10,000 shares of common stock. The Board’s policy is to review and set the compensation of the non-employee directors each year at the annual Board meeting and to make equity awards to those directors at that time. Directors are reimbursed for out-of-pocket expenses, including first-class airfare, incurred in connection with the performance of their responsibilities as directors. The compensation paid in 2007 to our non-employee directors is summarized in the table below:

DIRECTOR COMPENSATION IN 2007

	Fees
	earned or
	paid in	Stock	Option	All other
Name	cash(1)	awards(2)	awards(3)	compensation(4)	Total

R. Glenn Hilliard(5)	$110,447	$1,154,960	$389,701	$26,333	$1,681,441
Donna A. James	42,692	69,966	—	—	112,658
Debra J. Perry	94,148	75,365	—	—	169,513
Philip R. Roberts	105,000	69,966	—	—	174,966
Neal C. Schneider	115,000	69,966	—	—	184,966
Michael S. Shannon	80,000	69,966	—	—	149,966
Michael T. Tokarz	90,000	69,966	—	—	159,966
John G. Turner	105,000	69,966	—	—	174,966
Doreen A. Wright	51,841	69,966	—	—	121,807

(1)	This column represents the amount of cash compensation paid in 2007 for Board service, for service on the Audit and Enterprise Risk Committee and for chairing a committee.

(2)	This column represents the dollar amount recognized for financial statement reporting purposes with respect to 2007 for the fair value of stock awards granted in 2007 and prior years, in accordance with SFAS 123R. Fair value is calculated using the closing price of Conseco common stock on the date of grant.

(3)	This column represents the dollar amount recognized for financial statement reporting purposes with respect to 2007 for the fair value of stock options granted in 2004 to Mr. Hilliard in accordance with his agreement with the Company described below. No options have been granted to any of the directors since 2004. The fair value was estimated using the Black-Scholes option-pricing model in accordance with

Statement of Financial Accounting Standards No. 123 (revised 2004) “Share-Based Payment” (“SFAS 123R”). Set forth below is the grant date fair value of each stock award to the non-employee directors in 2007, computed in accordance with SFAS 123R.

		Stock
		Awards:	Grant Date
		Number	Fair Value
	Grant	of Shares	of Stock
Name	Date	of Stock	Awards

R. Glenn Hilliard	5/22/07	5,335	$104,939
Donna A. James	5/22/07	3,557	69,966
Debra J. Perry	5/22/07	3,557	69,966
Philip R. Roberts	5/22/07	3,557	69,966
Neal C. Schneider	5/22/07	3,557	69,966
Michael S. Shannon	5/22/07	3,557	69,966
Michael T. Tokarz	5/22/07	3,557	69,966
John G. Turner	5/22/07	3,557	69,966
Doreen A. Wright	5/22/07	3,557	69,966

The directors have the following number of options outstanding at December 31, 2007 — Mr. Hilliard (755,000); Ms. Perry (15,400), Mr. Roberts (15,400), Mr. Schneider (15,400), Mr. Shannon (15,400), Mr. Tokarz (15,400) and Mr. Turner (15,400).

(4)	The other compensation shown above for Mr. Hilliard represents the amount paid to him until September as reimbursement for office expenses in accordance with his agreement with the Company described below.

(5)	The amounts shown for Mr. Hilliard under “stock awards” and “option awards” include expenses recorded in 2007 for awards made in 2003 and 2004 pursuant to the terms of Mr. Hilliard’s agreement with the Company described below.

On June 18, 2003, our predecessor entered into an agreement with Mr. Hilliard pursuant to which he provided consulting services to our predecessor during the pendency of the Chapter 11 cases, agreed to serve as our non-executive chairman for an initial term of four years following our emergence from bankruptcy and agreed not to accept full time employment with any other company during the term of his Conseco agreement. This agreement, which became effective upon our emergence from bankruptcy on September 10, 2003, was negotiated with our predecessor’s creditors committee and was approved by the Bankruptcy Court in connection with the approval of the plan of reorganization. At the expiration of his four-year agreement in September 2007, the board set Mr. Hilliard’s fee for serving as Non-Executive Chairman at 175% of the base cash fees and equity awards paid to the other, non-management directors. Mr. Hilliard is subject to a non-solicitation and non-competition clause that continues in effect until September 2008.

Board Meetings and Attendance

During 2007, the board of directors met on 12 occasions. All directors attended at least 96 percent of the aggregate meetings of the board and the committees on which they served (eight directors had perfect attendance while two directors missed one meeting each). The non-management directors regularly meet in executive session without the CEO or any other member of management. Mr. Hilliard presides at such executive sessions. The independent directors also meet periodically in executive session without Mr. Prieur or Mr. Hilliard. Mr. Turner presides at such sessions.

Director Independence

The Board annually determines the independence of directors based on a review by the directors. Although the board of directors has not adopted categorical standards of materiality for independence purposes, no director is considered independent unless the board has determined that he or she has no material relationship with Conseco, either directly or as an officer, shareholder or partner of an organization that has a material relationship with Conseco. Material relationships can include commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, among others. The board considers the New York Stock Exchange guidelines in making its determination regarding independence and the materiality of any relationships with Conseco. Under the NYSE corporate governance standards, a director is not independent if he or she has been an employee or executive officer of the Company within the last three years. Because Mr. Hilliard was employed by Conseco and served as Executive Chairman from August 2004 until September 2005, the board has determined that Mr. Hilliard is not independent at this time. The board has determined that all current directors other than Mr. Prieur and Mr. Hilliard are independent.

Approval of Related Party Transactions

Transactions and agreements with related persons (directors and executive officers or members of their immediate families or shareholders owning five percent or more of the Company’s outstanding stock) that meet the minimum threshold for disclosure in the proxy statement under applicable SEC rules (generally transactions involving amounts exceeding $120,000 in which a related person has a direct or indirect material interest) must be approved by the board of directors or a committee comprised solely of independent directors. In considering the transaction or agreement, the board or committee will consider all relevant factors including the business reason for the transaction, available alternatives on comparable terms, actual or apparent conflicts of interest and the overall fairness of the transaction to the Company. Any proposed transactions that might be considered a related person transaction are to be raised with the Chairman of the Board or the Chairman of the Governance and Strategy Committee. They will jointly determine whether the proposed transaction should be considered by the full board (recusing any directors with conflicts) or by a board committee of independent directors. Related person transactions are to be approved in advance whenever practicable, but if not approved in advance are to be ratified (if the board or committee considers it appropriate to do so) as soon as practicable after the transaction.

Various Company policies and procedures, including the Code of Business Conduct and Ethics and annual questionnaires completed by all company directors, officers and employees, require disclosure of transactions or relationships that may constitute conflicts of interest or otherwise require disclosure under applicable SEC rules. Any related person transactions that are identified under these additional policies and procedures are to be considered under the policy and procedures described above.

Code of Ethics

We have adopted a Code of Business Conduct and Ethics that applies to all officers, directors and employees regarding their obligations in the conduct of the Company’s affairs. A copy of the Code of Business Conduct and Ethics is available on our website at www.conseco.com. Within the time period specified by the SEC and the New York Stock Exchange, we will post on our website any amendment to our Code of Business Conduct and Ethics and any waiver applicable to our principal executive officer, principal financial officer or principal accounting officer.

Corporate Governance Guidelines

Conseco is committed to best practices in corporate governance. Upon the recommendation of the Governance and Strategy Committee, Conseco adopted a set of Conseco Board Governance Operating Guidelines. A copy of the Conseco Board Governance Operating Guidelines is available on our website at www.conseco.com.

Communications with Directors

Shareholders and other interested parties wishing to communicate directly with Conseco’s board of directors or any one or more individual members (including the presiding director or the non-management directors as a group) are welcome to do so by writing to the Conseco Corporate Secretary, 11825 North Pennsylvania Street, Carmel, Indiana, 46032. The Corporate Secretary will forward any communications to the director or directors specified by the shareholder.

In addition, Conseco has a policy that all directors attend the annual meeting of shareholders. All of our directors attended the annual meeting of shareholders held in 2007.

Compensation Committee Interlocks and Insider Participation

Mr. Shannon, Mr. Tokarz and Ms. Perry served on the Human Resources and Compensation Committee throughout 2007. Mr. Turner served on the committee until May 2007 and Ms. James was appointed to the committee in May 2007 and served for the remainder of 2007. None of the members of the Human Resources and Compensation Committee is or has been one of our officers or employees. None of our executive officers serves, or served during 2007, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or Human Resources and Compensation Committee.

Copies of Corporate Documents

In addition to being available on our website at www.conseco.com, we will provide to any person, without charge, a printed copy of our committee charters, Code of Ethics and Board of Governance Operating Guidelines upon request to Conseco Investor Relations, 11825 N. Pennsylvania Street, Carmel, Indiana 46032; telephone (317) 817-2893 or email ir@conseco.com.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Objectives

Conseco’s executive compensation program is designed to reinforce our commitment to our mission and core values by embedding them in all that we do. Our values of Integrity and Customer Focus are essential to all of our customer interactions, and our values of Excellence and Teamwork are essential to how we work. These values, along with the results and behaviors that drive our individual performance, provide the foundation for all our people policies and practices, including our compensation philosophy and programs. Specifically, the following are goals of our program:

•	Align the interests of our executive officers with those of our shareholders through focusing on shareholder value creation.

•	Promote a pay-for-performance culture that rewards both overall Company performance and individual accountability.

Strategy

The Human Resources and Compensation Committee (the “Committee”) of the Board of Directors, which is comprised solely of independent, non-employee Directors of Conseco, has developed a comprehensive compensation and benefits strategy that rewards Company and individual performance which will drive our long-term success. The strategy is designed to:

•	Place a significant amount of total compensation at risk in the form of variable pay. This means that for executive officers, a major portion of their total compensation is tied to either financial or stock price performance. As illustrated in our Summary Compensation Table on page 24, base salaries for our named executive officers (“NEOs”) represent between 20% and 40% of their total actual compensation, with the remaining amount comprised of at-risk variable pay in the forms of the annual incentive plan and the long-term incentive programs.

•	Provide competitive compensation opportunities commensurate with performance. This means that the executive’s relative pay opportunities are assessed vis-à-vis relative performance. If performance goals are met or exceeded, pay should be at or above median. Similarly, if performance targets are not satisfied, total actual compensation earned could trail market median levels.

•	Focus on retaining top talent. This means that while we believe compensation should have a strong performance link, we also believe the Company benefits from creating a team of tenured, seasoned professionals with significant industry experience. To encourage this long-term commitment, we historically have granted significant awards of stock options that vest over three to four years, and performance shares and restricted stock which are eligible for delivery after no less than two years.

Role of the Compensation Committee

The Committee determines the elements and amount of compensation for our executive officers and provides overall guidance for our employee compensation policies and programs. Four members of our Board of Directors sit on the Committee, each of whom is an independent director under the New York Stock Exchange listing requirements, the exchange upon which our stock trades. Other Board members may also participate in our consideration of how we pay our employees. The Committee’s function is more fully described in its charter which has been approved by our full Board of Directors, and can be found on our website at www.conseco.com.

In making executive compensation decisions, the Committee receives advice from its independent compensation consultant, Pearl Meyer & Partners (“PM&P”). PM&P was hired by and reports directly to the Committee, and performs all services for our Company at the Committee’s direction. PM&P has no contract with the Committee and may be terminated without notice by the Committee at any time. PM&P had no prior relationship with the CEO or any of our Company’s executive officers at the time of its hiring.

Though retained directly by the Committee, PM&P often interacts with our executive officers, specifically the CEO, EVP of Human Resources, General Counsel and CFO, and their staffs to provide the Committee with relevant compensation and performance data for our executives and the Company. In addition, PM&P may seek direct input and feedback from management in preparing their consulting work product prior to presentation to the Committee to confirm information, identify data questions, exchange ideas or other similar issues.

As requested by the Compensation Committee, in 2007, PM&P’s services to the Committee included:

•	Providing competitive analysis of executive officer, including NEO, total compensation elements;

•	Conducting equity grant market studies;

•	Developing NEO new hire packages; and

•	Attending Committee meetings, in person and telephonically.

In making its decisions, the Committee collects and considers input from multiple sources. The Committee may ask senior executive officers or non-Committee Board members to attend Committee meetings where executive compensation and Company and individual performance are discussed and evaluated. During these meetings, executives provide insight, suggestions or recommendations regarding executive compensation. Deliberations generally occur with input from the compensation advisor, members of management and other Board members. However, only the four independent Committee members vote on decisions made regarding executive compensation, which is done in executive session, with no members of management present.

Compensation Program Design / Pay for Performance

The Committee strives to provide a clear, understandable reward design that allows the Company to attract and retain the executive talent required to continue to improve the Company’s performance and build long-term shareholder value. To achieve this, our programs are designed to:

•	Reward sustainable operational and productivity improvements. This means that (i) the performance goals under our Pay for Performance (“P4P”) plan are set at levels that represent improvement over the prior year, and (ii) we set multi-year performance goals for our Performance Share (“P-Share”) awards;

•	Integrate with the company wide annual performance management program of goal setting and formal evaluation;

•	Consider internal equity among colleagues in determining compensation levels, in addition to the objective review of external factors. This means that while the Committee examines competitive pay data for specific positions, market data is not the sole factor considered in setting pay levels. The Committee also considers factors such as Conseco’s organizational structure, and the relative roles and responsibilities of individuals. The Committee believes that this approach fosters an environment of cooperation among executives that improves sales growth, profitability, and customer satisfaction;

•	Provide for discretion to make adjustments and modifications based on how well individual associates meet our performance standards for expected achievement of business results, as well as upholding our values and behaviors; and

•	Offer the opportunity to earn above-market pay when Company and individual performance exceed expectations.

In setting target executive compensation opportunities, our Committee looks at Total Annual Cash Compensation (TAC), which is comprised of base salary and target bonus incentive; and Total Direct Compensation (TDC), which is the sum of TAC and long-term incentives. Our long-term incentives include annual stock option awards as well as P-Share awards that vest over a three-year performance cycle.

Our Committee intends to compensate our executive group at approximately the 50th percentile (meaning within a range of +/- 15% of the 50th percentile) for the achievement of target performance, with additional compensation opportunities up to the 75th percentile of the market for the achievement of superior results.

The following tables provide information about the level of 2007 Total Annual Cash (TAC) and Total Direct Compensation (TDC) opportunities for our NEOs compared with competitive market compensation:

Fiscal 2007 Base Salary and Target Total Annual Cash Compensation (TAC)
In Comparison with 50th Percentile Market Position

					Target Total
			Base Salary		Annual Cash
	Fiscal	Percent Increase	Percentage	Fiscal Year 2007	Percentage
	Year	in Fiscal 2007	Above or Below	Total Target	Above or Below
	2007 Base	Base Salary	50th Percentile	Annual Cash	50th Percentile
Named Executive Officer	Salary	Over Fiscal 2006	for Fiscal 2007	Compensation	for Fiscal 2007

James Prieur Chief Executive Officer	$900,000	0%	10%	$2,025,000	2%
Edward Bonach(1) Executive Vice President, Chief Financial Officer	450,000	N/A	13%	900,000	36%
Scott Perry President, Bankers Life & Casualty	424,350	3.5%	6%	848,700	(3)%
Eric Johnson President, 40 / 86 Advisors	500,000	0%	12%	1,000,000	2%

(1)	Mr. Bonach was hired in April of 2007. The variation from Total Target Annual Cash Compensation 50th percentile in Fiscal 2007 represented his broader scope of responsibilities relative to other CFOs in the peer group, as well as a level of compensation required to attract him to the Company.

Summary of Total Direct Compensation (TDC) Opportunities Compared with Market Position

			Percentage That		Percentage That
			Fiscal 2007 Target		Fiscal 2007
	Fiscal 2007	Fiscal 2007	TDC is Above or	Fiscal 2007	Maximum TDC is
	Threshold	Target	Below 50th	Maximum	Above or Below
Named Executive Officer	TDC	TDC	Percentile	TDC	75th Percentile

James Prieur	$2,188,800	$3,032,500	(15)%	$5,045,000	(31)%
Edward Bonach	930,500	1,268,000	19%	2,360,300	13%
Scott Perry	852,400	1,170,400	(29)%	2,215,700	(27)%
Eric Johnson	979,600	1,354,600	(27)%	2,538,000	(24)%

Notwithstanding the Company’s stated position, based on the Company’s stock price performance in late 2006 and early 2007, the Committee made a purposeful decision to provide lower-than-market equity grants.

Compensation Peer Companies

The Committee assesses “competitive market” compensation using a number of sources. The primary data source used in setting competitive market levels for our NEOs is the information publicly disclosed by the companies in the S&P Life and Health Insurance Index and the Russell 3000 Life Insurance Industry Index (together, the “Peer Group”). Currently, the Peer Group consists of the 18 companies listed below; however, if changes are made to the indices, the Committee anticipates that the Peer Group will reflect those changes. The Committee periodically reviews the Peer Group to ensure the companies are appropriate for both pay and performance comparisons. The Committee chose these publicly disclosed indices because they include organizations which best represent our Company’s business mix, and which compete with our Company for shareholder investment. Furthermore, the makeup of these indices will self-adjust as consolidation occurs in the industry.

Peer company information is supplemented with general and industry specific survey data that provides position-based compensation levels across broad industry segments. For corporate staff positions, such as the EVP, Human Resources, we consider survey data based on companies of similar size, with less emphasis on industry specific data. However, for industry specific positions, such as a Chief Actuary, we consider insurance industry survey data for positions with similar size.

CONSECO, INC.
Conseco vs. the S&P Supercomposite Life & Health and the Russell 3000 Life Insurance Indices
Financials ($ Millions)
		FY 2007	Market		TSR
	FY 2007	Net	Cap. at	# of	One-Year	Three-Year
Company	Revenues	Income	12/31/07	Employees	at 12/31/07	at 12/31/07

AFLAC Incorporated	$15,393	$1,634	$30,552	8,048	40.1%	17.7%
American Equity Investment Life Holding Company	782	29	472	280	(35.4)	(7.9)
Citizens Inc.	174	17	223	170	(16.1)	(2.4)
Delphi Financial Group, Inc.	1,573	165	1,543	1,551	(11.2)	5.5
Kansas City Life Insurance Company	439	36	516	527	(4.6)	0.7
Lincoln National Corporation	10,594	1,215	15,674	10,870	(8.1)	10.6
MetLife, Inc.	53,007	4,317	45,636	49,000	6.8	16.2
National Western Life Insurance Company	475	85	710	290	(9.5)	7.8
The Phoenix Companies, Inc.	2,573	124	1,356	1,600	(23.6)	(0.5)
Presidential Life Corporation	364	64	517	100	(15.5)	3.4
Principal Financial Group, Inc.	10,907	860	18,008	16,585	20.3	20.5
Protective Life Corporation	3,052	290	2,877	2,406	(10.1)	0.6
Prudential Financial, Inc.	34,401	3,704	42,054	40,703	11.0	20.6
Scottish Re Group Limited	(1)	(1)	50	(1)	(86)	(70)
StanCorp Financial Group, Inc.	2,709	228	2,495	3,437	14.8	8.3
Torchmark Corporation	3,487	528	5,580	3,596	(3.5)	2.8
Universal American Financial Corp.	3,076	110	1,904	1,400	37.0	18.3
Unum Group	10,520	679	8,584	9,700	17.4	11.5
25th Percentile	$782	$85	$565	527	(14.4)%	0.6%
Median	3,052	228	2,199	2,406	(6.4)	6.6
75th Percentile	10,594	860	13,902	9,700	13.9	15.1

Conseco, Inc.	$4,572	($196)	$2,341	3,950	(37.0)%	(14.3)%

(1)	Data not yet available

While aggregate pay levels are consistent with the compensation philosophy stated above, it is possible that pay levels for specific individuals may be above or below the targeted competitive benchmark based on a number of factors. In fact, we avoid automatic adjustments based on annual competitive benchmarking data, since we believe a given executive’s compensation should also reflect Company-specific factors such as the importance of the role within the organization, the compensation for other positions at the same level, and individual factors such as experience, expertise, personal performance and tenure. Realized total compensation in any year may be significantly above or below the target compensation levels depending on whether our operating goals were attained and whether shareholder value was created. In some cases, the amount and structure of compensation results from negotiations with executives at the time they were hired, which may reflect competitive pressures to attract and hire quality managerial talent in the insurance industry. To help attract and retain such talent, the Committee also seeks to provide a level of benefits in line with those of comparable publicly traded companies, though avoids matching such benefits item by item.

Pay Levels

All employees’ target total compensation, including our NEOs, is determined based on a number of factors, including each individual’s roles and responsibilities within our Company, the individual’s experience and expertise, the pay levels for peers within the Company, pay levels for similar job functions in the marketplace, the individual’s business unit, and our Company as a whole. The Committee is responsible for approving all compensation programs for our executive officers. In determining executive compensation, the Committee considers all forms of compensation and benefits, and uses appropriate tools — such as tally sheets and market studies — to review the value delivered to each executive through each element of pay.

Tally sheets provide a vehicle for the Compensation Committee to examine the external market practices and compare them to our internal evaluations and decisions.

Our tally sheets capture and report:

•	Competitive external market data on a base salary, total annual cash and total remuneration basis;

•	Individual total annual cash compensation including annual salary, target bonus opportunity, and actual bonus paid;

•	Long-term equity grants, the vesting status and their current value at a hypothetical established price; and

•	Employment contract terms and conditions.

Pay Elements

Total Annual Cash Compensation

     Base Salaries

In establishing base salaries, the Committee begins by targeting the 50th percentile, and adjusts upwards or downwards as appropriate to reflect each individual’s experience level, unique skills or competencies. Base salaries generally range from as low as 25th percentile (for recently promoted employees or those who otherwise lack experience) to as high as the 75th percentile (for a high performer with best in class industry experience). While salaries outside this range may occur, they are few. Annual review of employees’ base pay levels are determined based upon numerous factors, including

•	Job responsibilities;

•	Impact on the development and achievement of our strategic initiatives;

•	Competitive labor market pressures;

•	Company performance for the prior 12 months;

•	Individual performance for the prior 12 months, as expressed on the employee’s performance review; and

•	Salaries paid for comparable positions within our identified compensation peer group.

No specific weighting of these factors is used. However, given our desire for a performance-based culture, the Committee’s use of its discretion generally results in increases for our top performers, and little or no increases for average or lower performing employees.

Annual Incentive Program

Our annual incentive plan, the P4P plan, was approved by our shareholders in 2005, and is designed to focus on and reward achievement of annual performance goals. It is the broadest of our management incentive programs, covering approximately 650 employees in 2007, including all of our executive officers, and payable in cash. Senior executives including NEOs are assigned to one of four Tiers and each has a unique target incentive opportunity (expressed as a percentage of base salary) within the guideline applicable to that Tier. Consistent with our Company’s pay level strategy, these annual incentive levels are set to generate target annual cash compensation (i.e., the sum of base salary plus target annual incentive amount) at competitive market median levels, on average. For example, the CEO is in Tier I, with a target of 125% of base salary; and EVPs are in Tier II, where targets range from 50% to 100% of base salary.

Set forth below are the threshold, target and maximum payouts for each of our NEOs under the P4P Plan.

			Maximum
	Threshold Payout	Target Payout	Payout
Named Executive Officer	(as% of Salary)	(as% of Salary)	(as% of Salary)

James Prieur	31.25%	125%	250%
Edward Bonach	25%	100%	200%
Scott Perry	25%	100%	200%
Eric Johnson	25%	100%	200%

In 2007, our P4P payout was based on weighted scorecard tabulation across a variety of performance metrics, including earnings per share, value of new business, combined operating expense and additional business unit financial measurements. The program is designed to pay above market-median levels when the Company exceeds target performance.

Named Executive
Officer	Metric - Weighting	Metric - Weighting	Metric - Weighting	Metric - Weighting

James Prieur	EPS - 50%	Combined Value of New Business - 25%	Combined Operating Expense - 25%
Edward Bonach	EPS - 50%	Combined Value of New Business - 25%	Combined Operating Expense - 25%
Scott Perry	EPS - 50%	Business Unit Value of New Business - 20%	Business Unit EBIT - 15%	Business Unit ROE - 15%
Eric Johnson	EPS - 50%	GAAP Yield - 25%	New Money Rate - 25%

2007 Performance targets for our corporate plan metrics included EPS of $1.75, Combined Value of New Business (VNB) of $63.3 million, and Combined Operating Expense of $571.6 million. In addition, performance targets for our 40 / 86 business unit included GAAP Yield 5.79% and New Money Rate equal to 10-year rate plus 80 bps. VNB calculates the present value of expected profits from product sales. The selection of VNB is based on the Company’s desire to have an increased focus on product profitability as opposed to top-line sales.

Aggregate awards for 2007 were below target, as performance during this period, including EPS and combined operating expense, did not meet target performance levels established by the Committee at the beginning of the year.

Though our Company has a large net operating loss carry forward (as a result of our emergence from bankruptcy in 2003), the Committee continues to administer the P4P and Long Term Incentive Plans so that payments qualify as “performance-based” compensation under Section 162(m) of the Internal Revenue Code. However, the Committee does reserve the right to make discretionary awards to the extent it deems it necessary or advisable to do so.

We believe that our annual incentive plan meets the requirements of section 162(m) of the Internal Revenue Code. In 2007, the Compensation Committee did not exercise its right to reduce the formula awards based on individual performance for the NEOs.

Fiscal 2007 P4P Actual Bonuses

		Percentage of
		Salary (As of End
		of Fiscal 2007)
Named Executive		Earned as Bonus in	Percentage Above or
Officer	Amount	2007	Below Target Bonus

James Prieur	$562,500	63%	(50)%
Edward Bonach(1)	303,288	67%	(33)%
Scott Perry	270,808	64%	(36)%
Eric Johnson	392,250	79%	(21)%

(1)	Mr. Bonach’s bonus amount was guaranteed for 2007 as a condition of his hire.

Total Direct Compensation

  Long-Term Incentive Program

As previously discussed, Total Direct Compensation is comprised of Total Annual Cash Compensation and long-term incentives. The Committee uses long-term incentives to balance the short-term focus of the P4P program by tying rewards to performance achieved over multi-year periods. Under the 2003 Amended and Restated Long-Term Incentive Plan (the “LTIP”), which our shareholders approved at the 2005 Annual Meeting, the Committee may grant a variety of long-term incentive vehicles, including stock options, stock appreciation rights, restricted stock or restricted stock units, and performance shares or units, settled in cash or stock. The Company is progressively migrating away from a long-term compensation scheme that relied on grants of stock options and restricted stock to a current program which will continue to use stock options (or other appreciation rights), increase performance share use, and substantially decrease use of restricted stock grants, except in special circumstances.

Our Committee believes that combining these two types of awards (i.e., options and performance shares) provides significant incentive to perform while retaining our key executives. Also, using multi-year awards settled in stock helps balance the cash-based focus of our short-term pay programs (i.e., base salary and annual incentives).

We have also migrated away from mega grants offered on a less frequent basis to an annual grant cycle. This provides for a competitive award program and adopts a market-recognized best practice for the Company to attract and retain executive talent. Stock option grants vest in equal installments over three to four years, and performance shares are measured over a three-year performance period at which time they will vest only if the financial goals have been achieved. However, the LTIP does give the Committee the right to make grants with a different vesting schedule. Unless otherwise noted, grants to our NEOs have vesting schedules identical to other executives. Employees must continue to work for the Company through the vesting dates.

Our current granting process involves developing option grant ranges (by Tiers similar to the P4P Tiers) for groups of executives. Within these general grant guidelines, individual awards may be adjusted up or down to reflect the performance of the executive and his or her potential to contribute to the success of our initiatives to create shareholder value and other individual considerations. The Committee also assesses aggregate share usage and dilution levels in comparison to the peer group companies and general industry norms. Through this method, the Committee believes it is mindful of total cost, keeps compensation competitive with market, promotes internal equity among colleagues, and reinforces our philosophy of pay for performance.

As with base salaries and annual incentive targets, target long-term incentive award levels are set to fall in a range between market median and 75th percentile levels. Stock option awards in combination with TAC are intended to deliver a Total Direct Compensation opportunity that approximates median competitive compensation. The following table shows the number of options granted to our NEOs in 2007 and compares the value of their total target annual cash plus options to median competitive compensation.

Fiscal 2007 Stock Option Awards: Comparison of Target Total Direct Compensation Opportunity
(TAC plus Options) with 50th Percentile Market Position

		Percentage That Target
		Total Direct
		Compensation (TAC
		plus Options) is
	Number of Options	Above or Below the
Named Executive Officer	Granted	50th Percentile

James Prieur(1)	250,000	(15)%
Edward Bonach(2)	80,000	19%
Scott Perry	80,000	(29)%
Eric Johnson	88,000	(27)%

(1)	The Committee adjusted Mr. Prieur’s fiscal 2007 grant in light of the size of his 2006 inducement grant. It is anticipated that future grants for Mr. Prieur will be more closely aligned to the market.

(2)	The variation represented a broader scope of responsibilities than other CFOs in the peer group. Options were awarded at time of hire, after the annual grant. Mr. Bonach also received a one-time inducement grant of 40,000 restricted shares not included in the analysis above.

As noted earlier, due to the Company’s stock price performance in late 2006 and early 2007, the Committee made a conscious decision to provide lower-than-market equity grants in fiscal 2007.

P-Share vesting is based on the achievement of Return on Equity (ROE) and Total Shareholder Return (TSR) results over a three-year performance period. We believe that ROE and TSR are good measures of long term performance and performance relative to our peer companies, and appropriately align management incentives with shareholder returns.

In order to receive the entire award, the company must achieve a 12% ROE or greater, and a TSR ranking at the 75th percentile or above relative to the Peer Group. While the ROE hurdle does not represent an outstanding level of performance relative to the industry, it does represent a material and meaningful improvement for our Company. If minimum company thresholds are not achieved over the three-year term, no shares will be vested. We believe that the ROE and TSR hurdles will only be achieved with superior performance on the part of our management team.

As previously discussed, our Committee’s intent is to reward superior performance at approximately the 75th percentile of market compensation. We therefore structure P-Share grants so that our executives can earn this higher compensation level if the ROE and TSR hurdles are achieved and the grants vest. The table below shows the number of P-shares awarded to our NEOs in 2007 and the value of their TDC relative to the 75th Percentile compensation assuming that the P-shares are earned.

Fiscal 2007 Performance Share Awards: Comparison of Maximum Total Direct Compensation
Opportunity (TAC plus Options and P-Shares) with 75th Percentile Market Position

		Percentage That
		Maximum Total Direct
		Compensation (TAC
		plus Options and
	Number of	P-Shares)(1) is Above
	P-Shares That	or Below 75th
Named Executive Officer	May Be Earned	Percentile

James Prieur(2)	50,000	(31)%
Edward Bonach(3)	35,000	13%
Scott Perry	35,000	(27)%
Eric Johnson	38,500	(24)%

(1)	In the event that all performance shares vest, it is expected that a corresponding outstanding level of performance would be reflected in the annual incentive program. Therefore the Total Annual Cash Compensation portion of Total Direct Compensation has been adjusted to reflect this level of performance.

(2)	The Committee adjusted Mr. Prieur’s fiscal 2007 grant in light the size of his 2006 inducement grant. It is anticipated that future grants for Mr. Prieur will be more closely aligned to the market.

(3)	Mr. Bonach’s P-Shares were awarded at the time of hire, after the annual grant.

As noted previously, due to the Company’s stock price performance in late 2006 and early 2007, the Committee made a conscious decision to provide lower-than-market equity grants in fiscal 2007.

The Committee reviews and approves individual grants for the NEOs as well as all stock options, P-Shares and restricted stock grants made to other employees. The annual grants are reviewed and approved at the Committee’s scheduled meeting at approximately the same time each year and may be granted only with an exercise price at or above the closing market price of the Company’s common stock on the date of grant. Interim or off cycle grants are reviewed and approved by the Compensation Committee and granted at the closing market price of the Company’s common stock on the date of approval. Administration of all equity awards is managed by the human resources department.

“Burn Rate” Limitation

In 2005, the Committee approved a policy to conform to Institutional Shareholder Services’ (“ISS”) “burn rate” guidelines (as they existed at that time) which limit annual equity grant levels. Under the agreement with ISS, our average annual burn rate for the three-year period from January 1, 2005 through December 31, 2007 was not to exceed the greater of two percent of the Company’s shares outstanding or the mean of its Global Industry Classification Standards Peer Group (4030 Insurance). This policy applied to shares we issued under the LTIP Plan. Using ISS’ methodology, our burn rate is calculated as (i) the number of shares granted in each fiscal year by the Compensation Committee and reported in the Company’s periodic reports filed with the Securities and Exchange Commission, and includes (a) stock options, (b) stock-settled stock appreciation rights, (c) restricted stock (or units) and (d) performance shares (actually earned or deferred during this time frame), to employees and directors divided by (ii) the fiscal year-end basic shares outstanding. Stock appreciation rights, full value shares settled in cash and performance shares or units settled in cash will not be included in the burn rate calculation. For purposes of performing the calculation consistent with ISS methodology, one full value share (such as a share of restricted stock) may equal up to as many as four option shares. The actual conversion rate is determined by ISS based upon recent volatility of Conseco’s common stock, which may change during the commitment period. Our burn rates for 2005, 2006 and 2007 were .81%, 1.59% and 1.10%, respectively, using ISS’ calculation methodology. As a result, the Company met its commitment to ISS with respect to the burn rate.

Other Benefits and Perquisites

As employees of the Company, our NEOs are eligible to participate in all of the broad-based Company-sponsored benefits programs on the same basis as other full-time employees. These include the Company’s health and welfare benefits (e.g., medical/dental plans, disability plans, life insurance, etc.). The Company does not have any supplemental executive health and welfare programs. Executives may also participate in the Company’s 401(k) Plan. During 2006, the Committee approved the adoption of a non-qualified deferred compensation plan. This plan is primarily intended as a “restoration” plan, giving participants the ability to defer their own compensation above the IRS limits imposed on the 401(k) plan. At present, the Company does not make any contribution to the non-qualified deferred compensation plan. In addition, Mr. Bullis (retired NEO) has a supplemental retirement benefit of $250,000 per annum as part of the employment contract he signed upon our emergence from bankruptcy.

Compensation of Chief Executive Officer

Mr. Prieur’s base salary, target incentive, and equity compensation awards for fiscal 2007 were determined in accordance with the compensation philosophy described above, including the policy of targeting our compensation within our peer group. In setting Mr. Prieur’s salary, target incentive and equity compensation, the Committee relied on market competitive pay data and the strong belief that the CEO significantly and directly influences the Company’s overall performance.

Claw Back Rights

Our LTIP contains a Claw Back provision relating to our long-term equity awards: stock options, performance shares and restricted stock awards. Under this claw back provision, if our financial statements are required to be restated as a result of errors, omissions, or fraud, the Committee may, at its discretion, based on the facts and circumstances surrounding the restatement, direct the recovery of all or a portion of an equity award from one or more executives with respect to any fiscal year in which our financial results are negatively affected by such restatement. To do this, we may pursue various ways to recover from one or more executives: (i) seek repayment from the executive; (ii) reduce the amount that would otherwise be payable to the executive under another Company benefit plan; (iii) withhold future equity grants, bonus awards, or salary increases; or (iv) take any combination of these actions.

2007 General Compensation Actions

We review salary levels for all employees annually.  For 2007, merit increases were budgeted at 3.5% in aggregate; however, not all employees received a merit increase, nor were high-performing employees necessarily limited to this amount. Increases for the NEOs who are currently employed by the Company averaged 1.17%.

For 2007, the Company paid total annual incentives of $10.6 million to a total of 641 employees under the P4P plan. This payout represented 63.0% of target, based on performance relative to the goals established at the beginning of the year. Payouts for NEOs who are currently employed by the Company averaged 60.8% of target.

In 2007, the Company granted a total of 1,671,200 stock options, 57,500 restricted shares and 420,900 performance shares to a total of 89 employees, including the NEOs.

Impact of Tax and Accounting on Compensation Decisions

As a general matter, the Committee considers the various tax and accounting implications of compensation vehicles employed by the Company.

When determining amounts of Long-Term Incentive grants to executives and employees, the Committee considers the accounting cost associated with the grants. Under SFAS 123R, grants of stock options, restricted stock, restricted stock units and other share-based payments result in an accounting charge for the Company. The accounting charge is based on the grant date fair value of the instruments being issued as determined under SFAS 123R. This expense is amortized over the requisite service or vesting period. However, if the award is subject to a performance condition as determined under SFAS 123R, the cost will vary based on our estimate of the number (and ultimately the actual number) of shares that will vest.

Section 162(m) of the Internal Revenue Code generally prohibits any publicly held corporation from taking a federal income tax deduction for compensation paid in excess of $1 million in any taxable year to the chief executive officer and the next four highest compensated officers. Exceptions are made for qualified performance-based compensation, among other things. It is the Committee’s policy to maximize the effectiveness of our executive compensation plans in this regard. However, the Committee believes that compensation and benefits decisions should be primarily driven by the needs of the business, rather than by tax policy. Therefore, the Committee may make pay decisions (such as the determination of the CEO’s base salary) that result in compensation expense that is not fully deductible under Section 162(m).

Termination and Change in Control Arrangements

Under the terms of our equity-based compensation plans and our employment agreements, the CEO and the other NEOs are entitled to payments and benefits upon the occurrence of specified events including termination of employment for various reasons. The specific terms of these arrangements, as well as an estimate of the compensation that would have been payable had they been triggered as of fiscal year-end, are described in detail in the section entitled “Potential Payments Upon Termination or Change in Control Arrangements” on page 30. In the case of each employment agreement, the terms of these arrangements were set through the course of negotiations with each of the NEOs, with an eye to internal consistency. In addition, as part of these negotiations, the Compensation Committee also analyzed the terms of the same or similar arrangements for comparable executives employed by companies in our peer group.

The termination of employment provisions of the employment agreements were entered into in order to address competitive concerns when the NEOs were recruited, by providing those individuals with a fixed amount of compensation that would offset the potential risk of leaving their prior employer or foregoing other opportunities in order to join the Company. At the time of entering into these arrangements, the Compensation Committee considered the aggregate potential obligations of the Company in the context of the desirability of hiring the individual and the expected compensation upon joining us.

Report of the Human Resources and Compensation Committee

The Human Resources and Compensation Committee has reviewed the Compensation Discussion and Analysis and has discussed it with management. Based on the Committee’s review and discussions with management, the Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement. This report is provided by the following independent directors, who comprise the committee:

Debra J. Perry (Chair)
Donna A. James
Michael S. Shannon
Michael T. Tokarz

Summary Compensation Table for 2007

The following Summary Compensation Table sets forth compensation paid to (i) our chief executive officer during 2007, (ii) each person who served as chief financial officer during 2007 and (iii) the other three most highly compensated individuals who served as executive officers of Conseco in 2007 (collectively, the “named executive officers”) for services rendered during 2007.

SUMMARY COMPENSATION TABLE FOR 2007

							Change in
							Pension Value &
							Non-Qualified
Name						Non-Equity	Deferred
and Principal				Stock	Option	Incentive Plan	Compensation	All Other
Position	Year	Salary	Bonus(1)	Awards(2)	Awards(3)	Compensation(4)	Earnings	Compensation(5)	Total

C. James Prieur(6)	2007	$900,000	—	$154,103	$921,318	$562,500	—	$109,187	$2,647,108
Chief Executive Officer	2006	270,000	$357,534	—	226,153	—	—	28,114	881,801
Edward J. Bonach(7)	2007	296,827	553,288	213,574	57,704	—	—	49,295	1,170,688
Chief Financial Officer
Eugene M. Bullis(8)	2007	309,231	300,000	—	—	—	182,800	1,386	793,417
Former Chief	2006	600,000	400,000	1,389,475	393,424	—	282,205	5,002	3,070,106
Financial Officer
Eric R. Johnson	2007	500,000	—	118,664	269,632	392,250	—	630	1,281,176
President,	2006	500,000	316,667	416,846	236,056	607,500	—	630	2,077,699
40 / 86 Advisors, Inc.
Michael J. Dubes(9)	2007	455,000	600,000	432,980	73,465	—	—	37,338	1,598,783
Former President,	2006	450,000	—	223,344	74,151	108,861	—	23,738	880,094
Conseco Insurance Group
Scott R. Perry	2007	421,958	—	391,232	239,425	270,808	—	28,415	1,351,838
President, Bankers	2006	408,333	100,000	290,206	132,153	366,010	—	22,322	1,319,024
Life and Casualty
Company

(1)	For 2007, the bonus shown for Mr. Bonach includes $303,288, an amount equal to a pro rata portion of his target bonus for 2007. In accordance with his employment agreement, this represents the minimum bonus amount to which he was entitled for 2007. In addition, Mr. Bonach received an additional payment of $250,000 in connection with his hiring. The amount shown for Mr. Bullis in 2007 was a bonus payment for his services through June 30, 2007. The amount shown for Mr. Dubes in 2007 was an amount the Company had agreed to pay him for remaining with the Company through December 31, 2007.

(2)	This column represents the dollar amount recognized for financial statement reporting purposes with respect to 2007 for the fair value of restricted stock and performance units) granted in 2007 and in prior years, in accordance with SFAS 123R. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For restricted stock, fair value is calculated using the closing price of Conseco common stock on the date of grant. For additional information, see note 11 to the Conseco financial statements in the Form 10-K for the year ended December 31, 2007, as filed with the SEC. See the Grants of Plan-Based Awards table for information on awards made in 2007. The amounts in this column reflect the Company’s accounting expense for these awards, and do not correspond to the actual value that will be recognized by the named executive officers.

(3)	This column represents the dollar amount recognized for financial statement reporting purposes with respect to 2007 for the fair value of stock options granted to each of the named executive officers, in 2007 and in prior years, in accordance with SFAS 123R. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information on the valuation assumptions with respect to the 2007 grants, refer to note 11 of the Conseco financial statements in the Form 10-K for the year ended December 31, 2007, as filed with the SEC. For information on the valuation assumptions with respect to grants made prior to 2007, refer to the note on stockholders’ equity and stock-related information to the Conseco financial statements in the Form 10-K for the respective year-end. See the Grants of Plan-Based Awards table for information on options granted in 2007. The amounts in this column reflect the Company’s accounting expense for these awards, and do not correspond to the actual value that will be recognized by the named executive officers.

(4)	This column represents the dollar amount of payments made in March 2008 to the named executive officers based on 2007 performance with respect to the targets established under the Company’s 2005 Pay for Performance (P4P) Incentive Plan.

(5)	For 2007, the amounts reported in this column represent the amounts paid for: (i) group life insurance premiums, (ii) Company contributions to the 401(k) Plan, (iii) relocation, (iv) spousal travel benefits, and (v) amounts paid as reimbursement for taxes paid on taxable income associated with relocation and spousal travel.

The table below shows such amounts for each named executive officer:

	Group
	Life Insurance	401(k) Plan		Spousal	Tax
Name	Premiums	Contributions	Relocation	Travel	Reimbursement

James Prieur	$1,806	$6,750	$55,060	—	$45,571
Edward Bonach	564	1,688	27,527	—	19,516
Eugene Bullis	1,386	—	—	—	—
Eric Johnson	630	—	—	—	—
Michael Dubes	5,334	6,750	—	$17,299	7,955
Scott Perry	630	6,750	—	14,650	6,115

(6)	Mr. Prieur became Chief Executive Officer on September 7, 2006.

(7)	Mr. Bonach became Chief Financial Officer on May 11, 2007.

(8)	Mr. Bullis retired on June 30, 2007.

(9)	Mr. Dubes retired on December 31, 2007.

Employment Agreements

Chief Executive Officer. Effective September 7, 2006, we entered into an employment agreement with C. James Prieur, pursuant to which he would serve as our Chief Executive Officer for an initial term ending December 31, 2009. The agreement provides for an annual base salary of $975,000, an annual performance-based bonus with a target of 125% of base salary and a maximum of 200% of his Target Bonus, and a minimum bonus for 2006 equal to a pro rata portion of his Target Bonus. Under the agreement, we provided Mr. Prieur with an initial equity award comprised of options to purchase 350,000 shares of common stock, with an exercise price equal to the fair market value on the date of grant, pursuant to the 2003 Plan. The agreement also provided for an award of 50,000 performance shares, which were granted in March 2007. Mr. Prieur is subject to a non-solicitation and non-competition clause throughout the term of the agreement and for one year thereafter.

Chief Financial Officer. We entered into an employment agreement, effective April 23, 2007, with Edward J. Bonach pursuant to which he would serve as our Executive Vice President and Chief Financial Officer for a term of three years. The agreement provides for an annual base salary of $450,000 and, an annual performance-based bonus with a target of 100% of base salary. Under the agreement, we provided Mr. Bonach with an initial equity award comprised of options to purchase 80,000 shares of common stock and 40,000 shares of restricted stock, pursuant to the 2003 Plan. Mr. Bonach is subject to a non-solicitation and non-competition clause throughout the term of the agreement and for one year thereafter.

President, 40 / 86 Advisors, Inc. 40 / 86 Advisors, Inc., a wholly-owned investment management subsidiary of Conseco, Inc. that manages the investment portfolios of our insurance subsidiaries, entered into an amended employment agreement, effective September 10, 2007, with Eric R. Johnson pursuant to which he would serve as 40 / 86 Advisors’ President for a term of one year. The agreement provides for an annual base salary of $500,000 and an annual performance-based bonus with a target of 100% of base salary and a maximum of 200% of base salary. Mr. Johnson is subject to a non-solicitation and non-competition clause throughout the term of the agreement and for one year thereafter.

President, Conseco Insurance Group. Effective November 6, 2006, Michael J. Dubes entered into an employment agreement with our with our subsidiary, Conseco Services, LLC to continue to serve as President of Conseco Insurance Group through December 31, 2007, at which time Mr. Dubes would retire. The amended employment agreement provided for an annual salary of $455,000. At the time his employment agreement was amended, Mr. Dubes received an award of 25,000 shares of restricted stock which vested in full on December 31, 2007. Mr. Dubes is subject to a non-solicitation and non-competition clause through December 31, 2008.

President, Bankers Life and Casualty Company. Effective October 1, 2004, Scott R. Perry entered into an employment agreement with Conseco Services, LLC to be Executive Vice President of Bankers Life for an initial term of four years. On December 18, 2006, Mr. Perry’s employment agreement was amended to reflect his appointment as President of Bankers Life and Casualty Company. Mr. Perry’s employment agreement provides for a minimum annual salary of $400,000 and an annual performance-based bonus with a target of 100% of base salary and a maximum of 200% of base salary. Mr. Perry is subject to a non-solicitation and non-competition clause throughout the term of his agreement and for a period of up to two years thereafter.

Grants of Plan-Based Awards in 2007

The following table shows certain information concerning grants of plan-based awards in 2007 to the named executive officers.

GRANTS OF PLAN-BASED AWARDS IN 2007

								All Other	All Other
								Stock	Option
					Estimated Future Payouts			Awards:	Awards:	Exercise	Grant Date
					(in Shares of Common Stock)			Number	Number of	or Base	Fair Value
		Estimated Future Payouts Under			Under Equity Incentive			of Shares	Securities	Price of	of Stock and
	Grant	Non-Equity Incentive Plan Awards(1)			Plan Awards(2)			of Stock	Underlying	Option	Option
Name	Date	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units(3)	Options(4)	Awards(5)	Awards(6)

James Prieur		$281,250	$1,125,000	$2,750,000
	3-26-07				15,000	N/A	30,000	—
	3-26-07				1,000	10,000	20,000	—
	3-26-07							—	250,000	$17.75	$976,253
Edward Bonach		112,500	450,000	900,000
	5-11-07				10,500	N/A	21,000	—
	5-11-07				700	7,000	14,000	—
	5-11-07							—	80,000	18.35	325,130
	5-11-07							40,000	—	—	734,000
Eugene Bullis		150,000	600,000	1,200,000
	—							—	—	—	—
Eric Johnson		125,000	500,000	1,000,000
	3-26-07				11,550	N/A	23,100	—
	3-26-07				770	7,700	15,400	—
	3-26-07							—	88,000	17.75	343,641
Michael Dubes		112,599	450,397	900,794
	—							—	—	—	—
Scott Perry		102,117	408,466	816,932
	3-26-07				10,500	N/A	21,000	—
	3-26-07				700	7,000	14,000	—
	3-26-07							—	80,000	17.75	312,401

(1)	These amounts represent the threshold, target and maximum amounts that would have been payable for 2007 if the performance-based metrics under the Conseco Pay for Performance Incentive Plan had been achieved. The amounts paid for 2007 performance under the Pay for Performance Incentive Plan are listed in the summary compensation table on page 24 of this proxy statement under the column heading “Non-Equity Incentive Plan Compensation.” Due to their retirement during the year, Messrs. Bullis and Dubes were not eligible to receive payments for 2007 under the Pay for Performance Incentive Plan.

(2)	These amounts represent the threshold, target and maximum number of shares that the named executive officers can receive under the terms of the performance share awards made in 2007. For each officer, the first line of information in these three columns is for the performance share award that is tied to total shareholder return, and the second line of information is for the performance share award that is tied to operating return on equity. See also footnote (3) to the “Outstanding Equity Awards at 2007 Fiscal Year-end” table on page 27 for additional information regarding the 2007 performance share awards.

(3)	The amounts in this column represent the number of shares of restricted stock that were awarded to the named executive officers during 2007 under the Conseco Amended and Restated Long-Term Incentive Plan.

(4)	The amounts in this column represent the number of stock options granted to the named executive officers during 2007 under the Conseco Amended and Restated Long-Term Incentive Plan.

(5)	The exercise price equals the closing sales price of Conseco common stock on the New York Stock Exchange on the date of grant.

(6)	A description of the assumptions used in calculating these values may be found in Note 11 to our 2007 audited financial statements included in our 2007 Annual Report, which report accompanies this proxy statement.

Outstanding Equity Awards at 2007 Fiscal Year-End

The following table sets forth certain information concerning outstanding equity awards held by the named executive officers as of December 31, 2007.

OUTSTANDING EQUITY AWARDS AT 2007 FISCAL YEAR-END

							STOCK AWARDS
										Equity
										Incentive
									Equity	Plan Awards:
									Incentive	Market or
									Plan Awards:	Payout
									Number	Value
								Market	of	of
			OPTION AWARDS					Value of	Unearned	Unearned
			Number of	Number of			Number of	Shares or	Shares,	Shares,
			Securities	Securities			Shares or	Units of	Units or	Units or
			Underlying	Underlying			Units of	Stock	Other Rights	Other Rights
			Unexercised	Unexercised	Option	Option	Stock That	That Have	That Have	That Have
	Award		Options	Options	Exercise	Expiration	Have Not	Not	Not	Not
Name	Date		Exercisable	Unexercisable	Price	Date(1)	Vested	Vested(2)	Vested(3)	Vested(4)

James Prieur	9-7-06	(5)	75,000	225,000	$20.91	9-7-16	—	—
	9-7-06	(6)	—	50,000	20.91	9-7-16	—	—
	3-26-07	(7)	—	250,000	17.75	3-26-12	—	—	16,000	$200,960
Edward Bonach	5-11-07	(8)	—	80,000	18.35	5-11-12	—	—
	5-11-07		—	—	—	—	40,000	$502,400	11,200	140,672
Eugene Bullis	6-1-04	(9)	187,500	—	21.00	6-30-08	—	—
Eric R. Johnson	6-1-04	(9)	150,000	—	21.00	6-1-14	—	—
	3-26-07	(7)	—	88,000	17.75	3-26-12	—	—	12,320	154,739
Michael Dubes	6-27-05	(10)	20,000	—	21.67	12-31-08	—	—
Scott Perry	6-1-04	(9)	18,000	—	21.00	6-1-14	—	—
	11-23-04		—	—	—	—	6,250	78,500
	6-27-05		—	—	—	—	25,000	314,000

	6-27-05	(11)	—	25,000	21.67	6-27-15	—	—
	6-30-06	(12)	11,250	33,750	23.10	6-30-16	—	—
	3-26-07	(7)	—	80,000	17.75	3-26-12	—	—	11,200	140,672

(1)	All options in this table that were granted in 2006 or prior years have a 10 year expiration date, while options granted beginning in 2007 have a five year expiration date. All options are subject to acceleration for certain events.

(2)	Based on the closing sales price of Conseco common stock ($12.56) on December 31, 2007.

(3)	In accordance with SEC rules, the amounts included in this column represent the number of shares of Conseco common stock to which the named executive officer will be entitled if the Company achieves the threshold performance level with respect to the performance share awards made in 2007 and covering the years 2007 - 2009. Sixty percent (60%) of the 2007 performance awards made to the named executive officers are tied to the cumulative return on the Company’s common stock with dividends reinvested (“total shareholder return” or “TSR”) compared to the total shareholder return of a group of Conseco’s peers (represented by the companies comprising the Standard & Poor’s Life and Health Index and the Russell 3000 Health and Life Index) over the three-year period ending 2009. If Conseco’s performance is below the 50th percentile, then no portion of that award is earned. If Conseco’s performance is at the 50th percentile, or threshold level, one-half of the total number of TSR performance shares will vest and the number of shares in this column includes that 50% amount. (The maximum TSR payout will occur if the Company’s total shareholder return exceeds the 75th percentile.) The balance of the 2007 performance share awards are tied to Conseco’s operating return on equity for the year ending December 31, 2009. For that portion of the award, no portion will be earned if the Company operating return on equity is less than 10%, and payouts begin with a 5% payout at the threshold level of 10.1%. Accordingly, the number of shares in this column include 5% of the total number of ROE performance shares granted to the named executive officer in 2007.

(4)	The dollar amounts in this column equal the number of threshold level performance shares, calculated as described in footnote (3) above, multiplied by the closing sales price of Conseco common stock on December 31, 2007 ($12.56).

(5)	These options vest and become exercisable in four equal annual installments, commencing September 7, 2007.

(6)	These options vest and become exercisable in full on September 7, 2008.

(7)	One-half of these options vest on March 26, 2009 and the balance vests on March 26, 2010.

(8)	One-half of these options vest on May 11, 2009 and the balance vests on May 11, 2010.

(9)	These options vested and became exercisable in four equal annual installments, commencing October 28, 2004. Due to his retirement, the final installment of the options granted to Mr. Bullis did not vest and those 62,500 options have been cancelled. The vested options held by Mr. Bullis expire one year from his last day of employment with Conseco.

(10)	These options were scheduled to vest and become exercisable in four equal annual installments, commencing June 20, 2006. Due to his retirement the final two installments did not vest and those 20,000 options have been cancelled. The vested options held by Mr. Dubes expire one year from his last day of employment with Conseco.

(11)	These options vest in full on October 1, 2008.

(12)	These options vest and become exercisable in four equal annual installments, commencing June 30, 2007.

Option Exercises and Stock Vested in 2007

The following table provides information, for the named executive officers, concerning (i) stock option exercises during 2007 (of which there were none) and (ii) the number of shares acquired upon the vesting of restricted stock awards and the value realized (before payment of any applicable withholding tax).

OPTION EXERCISES AND STOCK VESTED IN 2007

	OPTION AWARDS		STOCK AWARDS
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired	Realized	Acquired on	Realized on
Name	On Exercise	Upon Exercise	Vesting	Vesting

James Prieur	—	—	—	—
Edward Bonach	—	—	—	—
Eugene Bullis	—	—	—	—
Eric Johnson	—	—	—	—
Michael Dubes	—	—	27,500	$366,500
Scott Perry	—	—	6,250	100,813

Pension Benefits in 2007

The following table sets forth certain information concerning pension benefits for the named executive officers.

2007 PENSION BENEFITS

		Number of	Present Value	Payments
		Years	of	During
	Plan	Credited	Accumulated	Last Fiscal
Name	Name	Service	Benefits(1)	Year

James Prieur	—	—	—	—
Edward Bonach	—	—	—	—
Eugene Bullis	(1)	(1)	$3,294,383	—
Eric Johnson	—	—	—	—
Michael Dubes	—	—	—	—
Scott Perry	—	—	—	—

(1)	Under the terms of his employment agreement with Conseco which became effective upon our emergence from bankruptcy, Mr. Bullis is entitled to receive a supplemental retirement benefit of $250,000 per year; commencing when he attains age 65 and continuing until the later of his death or the death of his spouse. The number of years of credited service are not applicable to this arrangement. The present value of accumulated benefits is estimated using life expectancies based on the Annuity 2000 mortality table and an interest rate of 5.75 percent.

Non-qualified Deferred Compensation in 2007

The following table shows certain information concerning non-qualified deferred compensation activity in 2007 for our named executive officers.

NON-QUALIFIED DEFERRED COMPENSATION IN 2007

	Executive	Conseco	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings	Withdrawals/	Balance at
Name	in 2007(1)	in 2007	in 2007(2)	Distributions	12/31/07

James Prieur	$630,000	—	$36,167	—	$666,167
Edward Bonach	250,000	—	10,010	—	260,010
Eugene Bullis	—	—	—	—	—
Eric Johnson	—	—	—	—	—
Michael Dubes	—	—	—	—	—
Scott Perry	21,098	—	921	—	22,018

(1)	Amounts in this column are included in the “Salary,” “Bonus” and/or “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table.

(2)	Amounts in this column are not included in the Summary Compensation Table on page 24 of this Proxy Statement.

The 2007 Nonqualified Deferred Compensation table presents amounts deferred under our Deferred Compensation Plan. Participants may defer up to 100% of their base salary and annual incentive plan payments under the Deferred Compensation Plan. Deferred Amounts are credited with earnings or losses based on the return of mutual funds selected by the executive, which the executive may change at any time. We do not make contributions to participants’ accounts under the Deferred Compensation Plan. Distributions are made in either a lump sum or an annuity as chosen by the executive at the time of deferral.

Potential Payments Upon Termination or Change in Control

Each of the named executive officers listed below has an employment agreement with the Company or one of its subsidiaries. Each such employment agreement provides for certain payments to be made upon termination of employment for various reasons. Those payments are to be made either as a lump sum or over a period not to exceed two years. The following table estimates the amounts that would have been payable to the named executive officers upon termination of employment under each of the identified circumstances as of December 31, 2007 (excluding Mr. Bullis and Mr. Dubes, each of whom had retired on or before such date):

					Involuntary or
					Good Reason
					Termination
	Voluntary or			Without	upon or within
	For Cause			Cause/Good	2 years after
Name	Termination	Disability	Death	Reason	Change In Control

James Prieur	—	$2,025,000	$900,000	$3,157,853	$5,274,368
Edward Bonach	—	1,245,288	1,245,288	2,155,759	2,610,994
Eric Johnson	—	500,000	500,000	1,500,000	2,064,420
Scott Perry	—	424,350	424,350	1,273,050	1,724,105

PROPOSAL 2

PROPOSED AMENDMENT OF CONSECO, INC.’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO ELIMINATE THE PLURALITY STANDARD IN UNCONTESTED DIRECTOR ELECTIONS

The election of directors is the primary means by which shareholders can influence corporate governance policies and hold management accountable for its implementation of those policies. The Company currently maintains a plurality vote standard in director elections, however, there has been a clear trend among public companies to adopt majority voting requirements for the election of directors. The Governance and Strategy Committee and the Board have been monitoring the recent developments regarding majority voting and have carefully considered the arguments for and against a majority vote standard. The Board believes that implementation of a majority vote standard will give the Company’s shareholders a more meaningful means to review and express their opinions on the performance of directors each year. The Board also believes that implementation of a majority vote standard will better enable us to meet our goal of ensuring that our corporate governance policies foster accountability to shareholders.

Article Six, Section 1 of the Company’s Amended and Restated Certificate of Incorporation currently requires a plurality vote standard in all elections of directors. Under a plurality standard, the 10 director nominees receiving the most votes will be elected as directors regardless of whether or not they receive a majority of the votes cast. After careful deliberation, the Board agreed and determined that the proposed amendment of Article Six, Section 1 of the Amended and Restated Certificate of Incorporation to eliminate the requirement for a plurality vote standard in director elections is advisable and in the best interests of the Company and its shareholders.

The Board is submitting this proposal to the shareholders to approve and adopt an amendment to the Company’s Amended and Restated Certificate of Incorporation to eliminate the requirement for a plurality vote standard in director elections. The Board has adopted resolutions approving and declaring the advisability of the proposed amendment to the Company’s Amended and Restated Certificate of Incorporation to eliminate the language requiring a plurality vote standard in director elections and recommends that the shareholders approve the proposed amendment by voting in favor of this proposal.

If approved by the shareholders, the Company’s Amended and Restated Certificate of Incorporation would be amended by deleting the text in Article Six, Section 1 in its entirety and, replacing it with the text below:

“Except as otherwise provided in this Certificate (including any duly authorized certificate of designation of any series of Preferred Stock), Directors shall be elected in accordance with the procedures and requirements prescribed by the By-laws of the Corporation. Elections of directors need not be by written ballot unless the By-laws of the Corporation shall so provide.”

If our shareholders approve this proposal, the Board plans to amend the Company’s bylaws to require that directors be elected by a majority of the votes cast in uncontested director elections and implement a director resignation policy therein, pursuant to which each incumbent director who fails to receive a majority of the votes cast at an annual meeting of shareholders must tender his or her resignation to the Board for its consideration. Because our Amended and Restated Certificate of Incorporation currently requires a plurality vote standard in election of directors, the Board cannot adopt a bylaw to implement a majority vote standard until our Amended and Restated Certificate of Incorporation has been amended by shareholder action.

This proposal will be approved upon the affirmative vote of at least a majority of the outstanding shares of common stock entitled to vote. Broker non-votes will be treated as not entitled to vote and will not affect the outcome. Abstentions will have the same effect as votes cast against the proposal. If the proposal is approved by shareholders, it will be effected by the filing of the proposed amendment of the Company’s Amended and Restated Certificate Incorporation with the State of Delaware promptly after the Annual Meeting. The Board would then be able to adopt an amendment to our bylaws to implement a majority vote standard for the election of directors and implement a director resignation policy that would be in effect for the Company’s 2009 annual meeting of shareholders. If the proposal is not approved, the requirement for a plurality standard in the election of directors will remain in place.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSED AMENDMENT TO THE COMPANY’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO ELIMINATE THE PLURALITY STANDARD IN UNCONTESTED DIRECTOR ELECTIONS.

PROPOSAL 3

APPROVAL OF AMENDMENT OF CONSECO, INC.’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO DECLASSIFY THE BOARD OF DIRECTORS

The Board is submitting this proposal to shareholders to approve and adopt an amendment to the Company’s Amended and Restated Certificate of Incorporation to declassify, and remove the class distinctions relating to, the Company’s board of directors. In connection with the Company’s emergence from bankruptcy in 2003 and in order to provide director continuity initially, the Company’s Amended and Restated Certificate of Incorporation provided for a classified Board with a class of directors designated Class I and a class of directors designated Class II. The initial Class I directors served until the Company’s succeeding annual meeting of shareholders in 2004. The initial Class II directors served until the Company’s second succeeding annual meeting of shareholders in 2005. Thereafter, the Class I and Class II directors have served one-year terms until the Company’s succeeding annual meeting of shareholders. In accordance with the provisions of our Amended and Restated Certificate of Incorporation, the differing lengths in the terms of service for Class I directors and Class II directors was phased out from and after the Company’s 2005 annual meeting of shareholders, whereupon all of our directors, including our Class II directors, have been elected annually and have served until each succeeding annual meeting of shareholders of the Company. The Board has concluded that the class distinctions relating to our board of directors as set forth in the Company’s Amended and Restated Certificate of Incorporation have served their initial purpose and are no longer necessary. The Board has determined that the Company’s Amended and Restated Certificate of Incorporation should be amended accordingly.

After careful consideration and upon the recommendation of the Governance and Strategy Committee, the Board agreed and determined that the proposed amendment of Article Ten, Section 1 of the Amended and

Restated Certificate of Incorporation to declassify the board of directors and remove the class designations relating to the directors is advisable and in the best interests of the Company and its shareholders. The Board has adopted resolutions approving and declaring the advisability of the proposed amendment to the Company’s Amended and Restated Certificate of Incorporation and recommends that the shareholders approve the proposed amendment by voting in favor of this Proposal.

If this proposal is approved by the shareholders, the Company’s Amended and Restated Certificate of Incorporation would be amended by deleting the text in Article Ten, Section 1 in its entirety and, replacing it with text below:

Section 1.  Classification of Directors. At each annual meeting of shareholders, directors of the Corporation shall be elected to hold office until the next succeeding annual meeting and until their successors have been duly elected and qualified; except that if any such election shall be not so held, such election shall take place at a shareholders’ meeting called and held in accordance with the Delaware General Corporation Law.

Approval of this proposal requires the affirmative vote of at least a majority of the outstanding shares of common stock entitled to vote. Abstentions will have the same effect as votes cast against the proposal. If the proposal is approved by shareholders, it will be effected by the filing of the proposed amendment of the Company’s Amended and Restated Certificate Incorporation with the State of Delaware promptly after the Annual Meeting.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSED AMENDMENT
THE COMPANY’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
TO DECLASSIFY THE BOARD OF DIRECTORS.

PROPOSAL 4

RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

PricewaterhouseCoopers LLP served as our independent registered public accounting firm for 2007 and has been selected by the Audit and Enterprise Risk Committee to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2008. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they so desire, and will be available to respond to appropriate questions from the shareholders.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2008.

Fees Paid to PricewaterhouseCoopers LLP

Aggregate fees billed to the Company in the years ended December 31, 2007 and 2006, by PricewaterhouseCoopers LLP were as follows (dollars in millions):

	Year Ended
	December 31,
	2007	2006

Audit fees(a)	$4.7	$4.5
Audit-related fees(b)	.2	.3
Tax fees	—	—
All other fees	—	—

Total	$4.9	$4.8

(a)	Audit fees were for professional services rendered for the audits of Conseco’s consolidated financial statements, statutory and subsidiary audits, issuance of comfort letters, and assistance with review of documents filed with the Securities and Exchange Commission.

(b)	Audit-related fees primarily include services provided for employee benefit plan audits and other assurance-related services.

Pre-Approval Policy

The Audit and Enterprise Risk Committee has adopted a policy requiring pre-approval of all audit and permissible non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services.

In 2006 and 2007, all new engagements of PricewaterhouseCoopers LLP were pre-approved by the Audit and Enterprise Risk Committee for all audit, audit-related, tax and other services.

Report of the Audit and Enterprise Risk Committee

In accordance with its written charter adopted by the Board of Directors, the Audit and Enterprise Risk Committee provides assistance to the Board of Directors in fulfilling its responsibilities for oversight of the integrity of the financial statements, public disclosures and financial reporting practices of the Company. The Audit and Enterprise Risk Committee is comprised entirely of independent directors meeting the requirements of applicable rules of the Securities and Exchange Commission and the New York Stock Exchange.

In order to discharge its oversight function, the Audit and Enterprise Risk Committee works closely with management and with Conseco’s independent registered public accounting firm, PricewaterhouseCoopers LLP. Management is responsible for the preparation and fair presentation of the Company’s financial statements and for maintaining effective internal controls. Management is also responsible for assessing and maintaining the effectiveness of internal controls over the financial reporting process in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act. The independent registered public accounting firm is responsible for auditing the Company’s annual financial statements and expressing an opinion as to whether the statements are fairly stated in conformity with generally accepted accounting principles. In addition, the independent registered public accounting firm is responsible for auditing the Company’s internal controls over financial reporting and for expressing opinions on both the effectiveness of the controls and management’s assertion as to this effectiveness.

The Audit and Enterprise Risk Committee has implemented procedures to ensure that during the course of each fiscal year it devotes the attention that it deems necessary or appropriate to each of the matters assigned to it under the Committee’s charter. To carry out its responsibilities, the Audit and Enterprise Risk Committee met 11 times during 2007. Mr. Schneider, Mr. Roberts and Mr. Turner have served throughout 2007 and 2008. Ms. Wright has served since her election to the Board in May 2007.

In overseeing the preparation of the Company’s financial statements, the Audit and Enterprise Risk Committee has met with management and the Company’s independent registered public accounting firm to review and discuss the consolidated financial statements prior to their issuance and to discuss significant accounting issues. The Audit and Enterprise Risk Committee also discussed with the independent registered public accounting firm all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communications with Audit Committees.”

The Audit and Enterprise Risk Committee obtained from the independent registered public accounting firm a formal written statement consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees” and has discussed with such firm their independence.

Based on the reviews and discussions referenced above, the Audit and Enterprise Risk Committee recommended to the Board of Directors that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2007 for filing with the Securities and Exchange Commission.

Submitted by the Audit and Enterprise Risk Committee:

Neal C. Schneider, Chairman
Philip R. Roberts
John G. Turner
Doreen A. Wright

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires Conseco’s directors and executive officers, and each person who is the beneficial owner of more than 10 percent of any class of Conseco’s outstanding equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of common stock and other equity securities of Conseco. Specific due dates for these reports have been established by the Securities and Exchange Commission, and Conseco is required to disclose any failure by such persons to file such reports for fiscal year 2007 by the prescribed dates. Officers, directors and greater than 10 percent beneficial owners are required to furnish Conseco with copies of all reports filed with the Securities and Exchange Commission pursuant to Section 16(a). To Conseco’s knowledge, based solely on review of the copies of the reports furnished to Conseco and written representations that no other reports were required, all filings required pursuant to Section 16(a) of the Securities Exchange Act of 1934 applicable to Conseco’s officers, directors and greater than 10 percent beneficial owners were timely made by each such person during the year ended December 31, 2007, with the exception of one report by Mr. Shannon (relating to the automatic conversion in May 2007 of shares of Conseco preferred stock into shares of Conseco common stock) and one late filing by Russell Bostick (relating to the sale of 3,508 shares).

SHAREHOLDER PROPOSALS FOR 2009 ANNUAL MEETING

Any proper proposal which a shareholder wishes to have included in the Board’s proxy statement and form of proxy for the 2009 Annual Meeting must be received by Conseco by December   , 2008. Such proposals must meet the requirements set forth in the rules and regulations of the Securities and Exchange Commission in order to be eligible for inclusion in the proxy statement for the 2009 Annual Meeting. In addition to the Securities and Exchange Commission rules concerning shareholder proposals, the Company’s Bylaws establish advance notice procedures with regard to certain matters, including shareholder nominations for directors, to be brought before a meeting of shareholders at which directors are to be elected. In the case of an annual meeting, notice must be received by the Secretary of the Company not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting. In the case of a special meeting of stockholders at which directors are to be elected, notice of a stockholder nomination must be received by the Secretary of the Company no later than the close of business on the 10th day following the earlier of the day on which notice of the date of the meeting was mailed or public disclosure of the meeting was made. A nomination will not be considered if it does not comply with these notice procedures and any additional requirements set forth in our bylaws. Please note that these bylaw requirements are separate from the Securities and Exchange Commission’s requirements to have a shareholder nomination or other proposal included in our proxy statement. Any shareholder who wishes to submit a proposal to be acted upon at the 2009 Annual Meeting or who wishes to nominate a candidate for election as director should obtain a copy of these bylaw provisions and may do so by written request addressed to the Secretary of Conseco at 11825 North Pennsylvania Street, Carmel, Indiana 46032.

ANNUAL REPORT

Conseco’s Annual Report for 2007 (which includes its annual report on Form 10-K as filed with the Securities and Exchange Commission) is being mailed with this proxy statement to all holders of common stock as of April 14, 2008. The Annual Report is not part of the proxy solicitation material. If you wish to receive an additional copy of the Annual Report for 2007 or the Form 10-K without charge, please contact Conseco Investor Relations, 11825 North Pennsylvania Street, Carmel, Indiana 46032; telephone (317) 817-2893 or email ir@conseco.com.

OTHER MATTERS

Management knows of no other matters which may be presented at the Annual Meeting. If any other matters should properly come before the meeting, the persons named in the enclosed form of proxy will vote in accordance with their best judgment on such matters.

By Order of the Board of Directors

Karl W. Kindig
Assistant Secretary

April   , 2008

CONSECO, INC.
Annual Meeting of Shareholders To Be Held on May 21, 2008
This Proxy is Solicited on Behalf of the Board of Directors
Each person signing this card on the reverse side hereby appoints, as proxies, Edward J. Bonach, John R. Kline, and Thomas D. Barta, or any of them with full power of substitution, to vote all shares of Common Stock which such person is entitled to vote at the Annual Meeting of Shareholders of Conseco, Inc. to be held at the Conseco Conference Center, 530 College Drive, Carmel, Indiana at 8:00 a.m. EDT on May 21, 2008, and any adjournments thereof.
This proxy card will be voted as directed. If no instructions are specified, the shares represented by this proxy shall be voted FOR the election of all directors listed in Item 1, FOR the proposed amendment of the Amended and Restated Certificate of Incorporation to eliminate the plurality standard in uncontested director elections in Item 2, FOR approval of the Amendment of the Amended and Restated Certificate of Incorporation to declassify the Board of Directors in Item 3, and FOR the ratification of the appointment of the independent registered public accounting firm in Item 4.
This proxy is continued on the reverse side.
Please sign on the reverse side and return promptly.

ANNUAL MEETING OF SHAREHOLDERS OF
CONSECO, INC.
May 21, 2008

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.
ê Please detach along perforated line and mail in the envelope provided. ê

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	PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE	☒

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES LISTED BELOW.					THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 2, 3 AND 4.
							FOR	AGAINST	ABSTAIN
1.	Election of Directors: Election of the nominees named below as directors for one-year terms expiring in 2009.				2.	Approval of the amendment to the Amended and Restated Certificate of Incorporation to eliminate the plurality standard in uncontest director elections.	☐	☐	☐
☐		NOMINEES:
	FOR ALL NOMINEES	¡	Donna A. James
		¡	Debra J. Perry
		¡	C. James Prieur
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	¡ ¡ ¡ ¡	Philip R. Roberts Michael T. Tokarz R. Glenn Hilliard Neal C. Schneider		3.	Approval of the amendment to the Amended and Restated Certificate of Incorporation to declassify the board of directors.	☐	☐	☐
☐	FOR ALL EXCEPT (See Instructions below)	¡ ¡ ¡	Michael S. Shannon John G. Turner Doreen A. Wright

					4.	Ratification of the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm of Conseco for the fiscal year ending December 31, 2008.	☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting.

The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting and Proxy Statement dated April , 2008.

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●
MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING. ☐
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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